Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No’s. 333-27189, 333-37946, 333-86617, 333-48097, 333-110826, 333-115393, 333-118577, 333-135442 and 333-147618) and Form S-8 (File Nos. 33-10631, 33-56772, 33-82560, 333-19265, 333-31391, 333-45348, 333-31393, 333-63304, 333-65547, 333-103462, 333-122501, 333-127952 333-137738, 333-145635 and 333-159676) of IRIS INTERNATIONAL, INC. of our report dated October 12, 2010, relating to the financial statements of AlliedPath, Inc. as of December 31, 2009, and for the year then ended, appearing in this Current Report on Form 8-K/A of IRIS INTERNATIONAL, INC. dated October 12, 2010.
/s/ BDO USA, LLP
Los Angeles, California
October 12, 2010